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                                                         [LOGO] LINCOLN
                                                                -------
                                                                FINANCIAL GROUP
                                                                LINCOLN LIFE

The Lincoln National Life Insurance Company
350 Church Street
Hartford, CT  06103-1106



October 5, 2001


U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0506

Re: LLANY Separate Account S for Flexible Premium Variable Life Insurance ("Account")
     Lincoln Life & Annuity Company of New York
     Post-Effective Amendment Number 4, File No. 333-74325

Dear Sir or Madam:

This opinion is furnished in connection with the filing of the Registration Statement on Form S-6 by Lincoln Life & Annuity Company of New York under the Securities Act of 1933. The Prospectus included in said Registration Statement describes flexible premium variable universal life insurance policies (the "Policies"). The forms of Policies were prepared under my direction.

Based on the assumptions set forth in the section of the Prospectus entitled, "Appendix A - Illustrations of Death Benefit, Total Account Values and Surrender Values", in my opinion the Illustrations are consistent with the provisions of the Policy; are representative of the manner in which the policies operate; are based on a commonly used rating classification; and are based on premium amounts and ages appropriate for the markets in which the Policy is sold.

I hereby consent to the use of this opinion as an Exhibit to the Registration Statement and the reference to me under the heading "Experts" in the Prospectus.

Very truly yours,

/s/ Vaughn W. Robbins

Vaughn W. Robbins, FSA, MAAA